Exhibit 99

Patterson Companies Announces Resignation of Head of Medical Business

ST. PAUL, Minn. – Feb. 8, 2013 – Patterson Companies, Inc. (Nasdaq: PDCO) today announced the resignation of David P. Sproat, president of the Patterson Medical Supply, Inc. unit, effective February 15, 2013. Scott P. Anderson, Patterson Companies president and chief executive officer will assume the leadership of the medical business on an interim basis until a successor is named. The process to identify the new President of Patterson Medical will begin immediately; Patterson will look to fill the position in the first half of its upcoming fiscal year.

Anderson commented: “We want to thank Dave for his 16 years of service to Patterson. He has been a strong leader in both our dental and medical businesses. We understand his desire to become chief executive of a stand-alone business, and wish him the very best at his new company. We look forward to continuing to work with Dave when he joins Young Innovations, Inc., one of our suppliers.”

He added: “Dave has built a very capable team at Patterson Medical and a business with the reputation as the world’s leading distributor of rehabilitation and sports medicine products. As we make a leadership transition, I want to assure our therapist and trainer customers that we will continue to provide the quality products and high level of service that they expect and appreciate. In the interim, I look forward to working with our medical team closely, in addition to my responsibilities as Patterson Companies president and chief executive officer.”

Sproat said: “It has been my pleasure to be part of Patterson Companies’ growth over the past 16 years. I take with me many fond memories, life lessons, and personal relationships. I cherish those memories, appreciate the lessons and look to grow the relationships. I sincerely wish all the great people at Patterson continued success.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information, contact:

Ann B. Gugino	R. Stephen Armstrong
Vice President, Planning & Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

Source: Patterson Companies, Inc.